                                                                   EXHIBIT 10.37


CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                             COLLABORATION AGREEMENT


         This Agreement is dated the 30th day of March 1999 (the "Effective Date") and is made between E. I. duPont de Nemours and Company ("DuPont"), a Delaware corporation, having its principal place of business at 1007 Market Street, Wilmington, Delaware 19803, and WebMD, Inc. ("WebMD") a Georgia corporation, having its principal place of business at 400 The Lenox Building, 3399 Peachtree Road NE, Atlanta, Georgia 30326.

WHEREAS:
A. DuPont and WebMD have entered into agreements dated 28th January 1999 pursuant to which DuPont has purchased 180,000 shares of Series C Preferred stock of WebMD and has committed to purchase 10,000 physician subscriptions to WebMD's Internet service; and

B. The parties now wish to maintain the existing agreements described above and extend their relationship to include collaboration in the areas of marketing, technology, competencies, healthcare industry access, and revenue sharing all in the area of Life Sciences.

IT IS HEREBY AGREED AS FOLLOWS:

1.       Web Site Content

1.1 DuPont shall be the exclusive provider of Life Sciences content to WebMD, subject to the provisions herein, for a period of five years from the date of this Agreement. For the purposes of this Agreement, "Life Sciences" is defined as ethical and generic pharmaceuticals, over the counter medicines, food, nutritional supplements and medical foods. If WebMD wishes to make available to its users certain Life Sciences content, and such content either is not available from DuPont or, in the reasonable opinion of WebMD, is not of acceptable quality, then WebMD will notify DuPont of the content WebMD wishes to obtain. If DuPont is not able to commence provision of such content within sixty
         (60) business days of such request, then WebMD shall be permitted to present such content provided by a third party.

1.2 WebMD shall feature DuPont as the leading on-line provider of Life Sciences content, product and services to doctors and consumers through its content presentation on its own Internet site and on the co-branded sites to be produced by WebMD through its agreements with CNN, MSN and Lycos, and all network and digital channels arising out of future transactions, to the extent permitted under it contracts with those parties.

1.3 The parties agree that DuPont will initially concentrate on providing Life Sciences content, products and services to WebMD customers on WebMD's professional and consumer sites.

1.4 WebMD shall develop at its cost a pharmaceutical channel to provide information to medical doctors on pharmaceutical products; sample fulfillment; sales representation and communication; and the potential for pharmacy connectivity for DuPont and its Life Science partners through WebMD's alliance relationships. Further, WebMD will build a robust engine designed to support detailing for the Life Science products of DuPont and its Life Science Partners. WebMD will pay DuPont a retainer fee of $[*] to be paid in monthly installments, for the period 1st May 1999 to 31st December, 1999 to consult with WebMD on the design and functionality of the system described in this Section. Such fee shall be invoiced monthly and payable net 30 days from the date of such invoice.

1.5 WebMD and DuPont shall work to develop compatible Internet platforms in order to integrate the DuPont web arena with the WebMD consumer and physician sites.

1.6      WebMD shall facilitate a number of on-line Continuing Medical Education
         (CME) courses around DuPont and its Life Sciences partners' content, products and services.

1.7 WebMD and DuPont shall enter into further agreements providing for the joint ownership of jointly developed technology to be produced through the collaboration under this Agreement, including the technology platforms to build and host mutually agreed upon on-line communities of doctors, consumers and patients based on DuPont and its Life Sciences partners' products and services.

1.8 The parties agree that the professional site will be free of commercial advertising with the exception of the "Lounge" and "Library," whereas the consumer site will include advertising, and promote e-commerce.

1.9 The professional site will offer a range of transaction-based services for a fee to doctors, and the consumer site will include all elements of e-commerce. The parties will share revenue generated by the operations of this Agreement as outlined in Schedule 1 to this Agreement.

1.10 It is agreed that all Life Sciences content relating to pharmaceuticals regulated by the FDA shall comply with all relevant FDA regulations.

2.       Third Party Relationships
2.1 To the extent permitted in its agreement with CNN dated January 28, 1999 (the "CNN Agreement"): i) WebMD shall, at its own cost, promote the DuPont life sciences offering in [*]% of all 30-second commercials to be run by WebMD on the CNN Networks under the CNN Agreement which will include a pro-rata share of WebMD's advertising inventory in prime time; and ii) WebMD shall arrange for DuPont, or any of its affiliates whom it designates, to be named the sponsor in conjunction with WebMD in [*]% of the total number of 30-second spots available under the CNN Agreement airing on "Your Health." Production and run costs will be borne by WebMD.


[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.2 WebMD and Intel currently plan to establish a Solutions Center Consortium in order to drive e-Commerce communications standards, security standards etc. DuPont will be the exclusive Life Sciences participant in the Consortium.

2.3 DuPont will plan and lead the creation of the pharmaceutical program for WebMD, which is anticipated to include participation from selected Life Science companies with significant leadership in selected human health systems according to a plan to be developed by the parties within 60 days. DuPont will use commercially reasonable efforts to engage suitable partners who are representative of the best companies in the pharmaceutical industry. WebMD agrees that DuPont and its Life Science partners will be exclusive sponsors of segmented human health systems, e.g. DuPont for the HIV/AIDS category, Merck for the Hypertension category and Zeneca for the Oncology category. Web MD agrees that it shall not enter into relationships with Life Science companies other than through its relationship with DuPont for the sale of advertising and sponsorships on its own website (webmd.com), and will consult with DuPont for its input on the Life Science advertising and sponsorships appearing on co-branded portal sites.

2.4 DuPont will use its best efforts to ensure that WebMD has timely access to the content and resources of relevant DuPont businesses and DuPont's Life Sciences partners.

3.       Other Activities
3.1 WebMD and DuPont will develop and conduct live events centered around DuPont Life Sciences products and services; involving opinion and thought-leader forums as appropriate. In addition, WebMD will devote no less than [*]% of its inventory of MSN and Lycos banner impressions available under the agreements with MSN and Lycos, both dated March 5, 1999, to promote the relationship among WebMD, DuPont and their Life Sciences partners.

3.2 DuPont and WebMD may enter into a separate alliance for the international development and deployment of the WebMD strategy, and DuPont will develop a plan for such global expansion.

4.       Management of the Collaboration
4.1 To facilitate the anticipated scope and importance of the alliance created by this Agreement, the parties will jointly establish teams to execute the terms of this alliance, and these teams will be located to facilitate communications, e.g., New York, Wilmington, Atlanta.

4.2 WebMD will reimburse the cost for DuPont to retain mutually agreeable external or internal expertise in the area of audits and fraud detection/management to ensure that all proper procedures and controls are in place for this alliance. The scope and length of the engagements will be mutually determined by the parties, and the cost thereof will not exceed $[*] per annum. The engagement will include the testing of a system to be developed by WebMD that is designed to distinguish usage of the WebMD


[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         professional Internet site under a physician subscriber's personal username and password from usage by other authorized users of the physician subscriber's account.


4.3 Recognizing the importance of maintaining the strength, market presence, and integrity of DuPont's brand, WebMD will consult with DuPont on removing or modifying any WebMD service or other offerings which DuPont deems will dilute or adversely impact the DuPont brand.

4.4 WebMD, shall, at the request of DuPont, cause two persons designated by DuPont or its assignee who are qualified to serve as directors, to be included, with recommendation, among the nominees submitted for election to WebMD's Board of Directors to WebMD's shareholders at the next regularly scheduled shareholder's meeting following such request, and at each regularly scheduled shareholders meeting thereafter as is required to maintain the uninterrupted service on the WebMD Board of DuPont's two designees until such request for board representation is withdrawn, or until the Agreement expires or is terminated.

4.5 DuPont will pay WebMD $[*] for participation in WebMD's portal relationships, including, but not limited to, Lycos, as a carriage fee for its consumer content, to be paid as follows: i) For the first year of the Agreement, $[*] payable ten months after the Effective Date; ii) For the second year of the Agreement, $[*] payable ten months after the first anniversary of the Effective Date; and iii) For the third year of the Agreement, $[*] payable ten months after the second anniversary of the Effective Date. DuPont will pay an additional $[*] if the aggregate traffic on WebMD's consumer site and co-branded portal sites reaches an average of [*] page views per month, over three calendar months, on or before the eighteenth month after the Effective Date, to be paid straight line over the remaining months of the three-year consumer term; provided, however, that DuPont will have a minimum of twenty four
         (24) months over which to pay the $[*], and the revenue splits described in Note 4 of Schedule 1 shall extend at least until the end of the twenty four(24) month period.

4.6 The parties will meet periodically (and at least once per quarter) to discuss possible acquisitions, investment and other areas of collaborative activity.

5.       Intellectual Property Matters
5.1 Each party shall retain sole rights to any intellectual property developed by that party independently of the collaboration pursuant to this Agreement;

5.2 The parties shall jointly own any intellectual property which arises out of the collaboration pursuant to this Agreement provided that if one party specifies and funds particular R&D activities, such party shall have sole rights to any intellectual property arising out of such R&D activities. DuPont shall have sole rights to any format which may be approved by the Food and Drug Administration for the promotion of Life Sciences on the Internet.


[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.3 To the extent legally permitted, WebMD will provide DuPont and the Life Sciences partners a royalty-free, transferable, assignable license to blinded, aggregated data on physicians and consumers gathered through the operations of the collaboration.

6.       Sponsorship of Physician Subscriptions

6.1 In order to eliminate conflict within the existing WebMD direct and indirect sales force, DuPont shall sponsor WebMD memberships for a total of 6,150,000 member months for physicians in the United States at a price of $29.95 per month. The first [*] DuPont-sponsored member months will commence in May 1999. The penetration schedule pertaining to 1999 is attached hereto as Schedule 2. In the event that WebMD offers memberships to a third party at a price of less than $29.95 per month, it shall also extend any such lower price to DuPont for the unexpired portion of DuPont's subscriptions hereunder. DuPont and WebMD will meet quarterly to consider cancellation of physician subscriptions which are not being actively used.

6.2 For the period 1st May, 1999 to 31st December, 1999, invoices for subscription sponsorships shall be issued by WebMD on the last day of each month for that month's active members and payable by DuPont net 30 days from the date of such invoice. All other revenue and expense items for that period shall be invoiced quarterly in arrears payable net 30 days from the date of such invoices. The parties will meet no later January, 2000 to determine mutually agreeable accounting cycles and reporting.

6.3 User activity information will be tracked and reported quarterly by WebMD to DuPont in a form reasonably satisfactory to DuPont. WebMD and DuPont will work together to ensure a high level of subscriber utilization.

6.4 For the training of physician subscribers, WebMD shall devote $[*] per each physician who is enrolled as a new DuPont-sponsored subscriber of WebMD hereunder.

6.5 Within 30 days after the Effective Date, the parties will jointly develop a plan for the effective distribution and usage of WebMD subscriptions among U.S. physicians. The plan will include, among other elements, penetration goals for WebMD subscriptions on a quarterly basis beginning after the calendar year 1999, and steps to be taken by WebMD to promote active usage of the WebMD service by physician subscribers. WebMD will pay DuPont $[*] per active user per month, and DuPont will use those funds as incentives to the distribution force. DuPont will use reasonable commercial efforts to distribute the sponsored subscriptions according to the distribution plan developed hereunder.

7.       Warrant Agreement.
         In partial consideration of DuPont's obligation to sponsor physician subscriptions to the WebMD service hereunder, WebMD, by separate warrant agreement ("the Warrant Agreement"), shall issue to DuPont a warrant to purchase up to 4,000,000 shares of WebMD common stock, Series D, at a purchase price of $20 per share. Such warrants


[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         shall remain exercisable for a period of five years, and shall contain commercially reasonable terms and conditions.

8.       Proprietary Rights and Confidentiality.
8.1 Proprietary Information. "Proprietary Information" means any data or information regarding (i) the business operations of a party which is not generally known to the public and affords such party a competitive advantage, including but not limited to, information regarding its products and product development, suppliers, marketing strategies, finance, operations, customers, sales, and internal performance results; (ii) proprietary software, including but not limited to: concepts, designs, documentation, reports, data, specifications, source code, object code, flow charts, file record layouts, databases, inventions and trade secrets, whether or not patentable or copyrightable; and (iii) the terms and conditions of this Agreement.

8.2 Ownership and Protection. Each party agrees that it has no interest in or right to use the Proprietary Information of the other except in accordance with the terms of this Agreement. Each party acknowledges that it may disclose Proprietary Information to the other in the performance of this Agreement. The party receiving the Proprietary Information shall (i) maintain it in strict confidence and take all reasonable steps to prevent its disclosure to third parties, except to the extent necessary to carry out the purposes of this Agreement, in which case these confidentiality restrictions shall be imposed upon the third parties to whom the disclosures are made; (ii) use at least the same degree of care as it uses in maintaining the secrecy of its own Proprietary Information (but no less than a reasonable degree of care); and (iii) prevent the removal of any proprietary, confidential or copyright notices placed on the Proprietary Information.

8.3 Limitation. Neither party shall have any obligation concerning any portion of the Proprietary Information of the other which (i) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the recipient or its employees or representatives; (ii) as demonstrated by prior written records, is already known to the recipient at the time of disclosure hereunder; (iii) is disclosed in good faith to the recipient by a third party having a lawful right to do so; or (iv) is the subject of written consent of the party which supplied such information authorizing disclosure; or (v) is required to be disclosed by the receiving party by applicable law or legal process, provided that the receiving party shall immediately notify the other party so that it can take steps to prevent its disclosure.

8.4 Remedies for Breach. In the event of a breach of this Section 8, the parties agree that the non-breaching party may suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party may be impossible to calculate and would therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party may be entitled to temporary, preliminary and permanent injunctive relief against the breaching party, its officers or employees, in addition to such other rights and remedies to which it may be entitled at law or in equity.

9.       Termination; Dispute Resolution.
9.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of five (5) years ("Initial Term") subject to the provisions hereof, unless earlier terminated as provided for below. At or about the eighteenth month after the Effective Date, the parties shall negotiate in good faith the terms of renewing the Agreement, including those revenue splits provisions herein which, as noted in Note 4 of the Schedule 1 hereto, expire at the third anniversary of the Effective Date, except as noted in Section 4.5.

9.2 Early Termination. Either party may terminate this Agreement immediately by notice to the other party upon the occurrence of any of the following events of default by the other party:

         (a) The other party fails to observe, perform or fulfill any of its obligations or warranties (other than confidentiality obligations) under the Agreement and fails to cure such default within ninety (90) days after the non-defaulting party gives written notice of such failure;

         (b) The other party fails to observe, perform or fulfill any confidentiality obligation imposed hereunder and fails to cure such default within ten (10) days after the non-defaulting party gives notice of such failure; or

         (c) The other party's business is liquidated, dissolved or suspended.

         (d) The other party's adverse change in financial condition that materially impairs its ability to perform its obligations under this Agreement.

9.3 Survival. The provisions of the Agreement, which by their nature are intended to survive termination or expiration of this Agreement, shall survive expiration or termination of this Agreement.

9.4 Dispute Resolution. In the event of a dispute between the parties and for which dispute the parties are unable to reach a mutually agreeable resolution, the dispute shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association then in effect. There shall be one arbitrator mutually agreed to by both parties; such arbitrator shall have experience in the area of controversy. After the hearing, the arbitrator shall decide the controversy and render a written decision setting forth the issues adjudicated, the resolution thereof, and the reasons for the award. The award of the arbitrator shall be conclusive. Payment of the expenses of arbitration, including the fee of the arbitrator, shall be assessed by the arbitrator based on the extent to which each party prevails.

10.      Miscellaneous Provisions.
10.1 Independent Contractors. It is expressly agreed that WebMD and DuPont are acting under this Agreement as independent contractors, and the relationship established under this Agreement shall not be construed as a partnership, joint venture or other form of joint enterprise. Neither party is authorized to make any representations or create any obligation or liability, expressed or implied, on behalf of the other party, except as may be expressly provided for in this Agreement.

10.2 Comparable Terms. The fees charged DuPont Customers by WebMD for WebMD Services and any non-price terms imposed shall not at any time be less favorable than any price or non-price terms offered by WebMD to customers of any third party which market the WebMD Services in comparable volumes. In the event that WebMD offers any third party distributor of the WebMD Services more favorable price or non-price terms than those offered hereunder to DuPont, the WebMD shall so notify DuPont, and the more favorable terms shall be immediately extended to DuPont.

10.3 Access to Books and Records. The parties shall keep complete, accurate and up-to-date books and records in accordance with generally accepted accounting principles and sound business practices covering all transactions relating to this Agreement. Either party and/or its authorized representatives shall upon reasonable notice have the right (not more than once annually) to inspect, audit, and/or copy such records in order to determine whether all provisions of this Agreement have been met. The parties agree that all information and records obtained in such audit shall be considered Proprietary Information. This right to audit shall be available to either party for up to two
         (2) years following the termination of this Agreement.

10.4 Headings. The headings of the paragraphs of this Agreement are for convenience only and shall not be a part of or affect the meaning or interpretation of this Agreement.

10.5 Exhibits. This Agreement incorporates the attached Exhibits and any subsequent Exhibits or schedules referencing this Agreement.

10.6 Assignment. This Agreement and any interest hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, legal representatives and permitted assigns. Upon prior notice to the other party, either party may assign this Agreement (i) to any legal entity in connection with the merger or consolidation of the assigning Party into such entity or the sale of all or substantially all of the assets of the assigning Party to such entity; or (ii) to any direct or indirect subsidiary of the assigning party in connection with any corporate reorganization. Except as stated in the previous sentence, neither party may assign or delegate this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld. Any attempt to assign, delegate or otherwise transfer the Agreement in violation of this Section 10 is voidable by the other party.

10.7 Notices. All notices, requests, demands and other communications (collectively, "Notices") required or permitted by this Agreement shall be in writing and shall be delivered by hand, telex, telegraph, facsimile or like method of transmission or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

         If to DuPont:
         Business Director, Nutritional Science
         DuPont Nutrition and Health
         P. O. Box 80038
         Wilmington, DE 19880-0038
         Fax: (302) 774-5383

         All payments to DuPont shall be mailed to:

         Chase Manhattan Bank
         4 Chase Metrotech Center
         Brooklyn, NY 11245
         Account #910-1-01-2723

         If to WebMD:

         WebMD, Inc.
         400 The Lenox Building
         3399 Peachtree Road, NE
         Atlanta, Georgia 30326
         Attn: General Counsel
         Fax: (404) 479-7603

         If delivered by hand, telex, telegraph, facsimile or like method of transmission, the date on which a Notice is actually delivered shall be deemed the date of receipt and if delivered by mail, the date on which a Notice is actually received shall be deemed the date of receipt. Either party may change the address or designated person for receiving Notices by providing notice in accordance with this Section 10.7.

10.8 Severability. If any term of this Agreement is held as invalid or unenforceable, the remainder of this Agreement shall not be affected, and each term and provision shall be valid and enforced to the fullest extent permitted by law.

10.9 Entire Agreement/Amendments. This Agreement, the Warrant Agreement and the Investment Agreement executed on the Effective Date hereof, including all exhibits attached hereto, contains the entire agreement between the parties and supersedes all prior and contemporaneous proposals, discussions and writings by and between the parties and relating to the subject matter hereof. None of the terms of this Agreement shall be deemed to be waived by either party or amended or supplemented unless such waiver, amendment or supplement is written and signed by both parties. The invalidity or unenforceability of any particular provision of this agreement, as determined by any court of competent jurisdiction or any appropriate legislature, shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted. No usage of trade or industry course of dealing shall be relevant to explain or supplement any term expressed in this Agreement.

10.10 Except as expressly provided herein, each party shall bear its own costs incurred in performing under this Agreement. Without limiting the generality of the foregoing sentence, WebMD represents and warrants to DuPont, and DuPont represents and warrants to WebMD that no broker, finder, investment banker or other party is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

10.11 This Agreement is subject to the execution and delivery of the Investment Agreement and Warrant Agreement on or before March 31, 1999.

10.12 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its principles of conflict of law.

         IN WITNESS WHEREOF, WebMD and DuPont, intending to be legally bound by the terms of this Agreement, have caused this Agreement to be executed by their duly authorized representatives.

E. I. duPont de Nemours and Company        WebMD, Inc.

By:           /s/                          By:                  /s/
   ---------------------------------          ---------------------------------
Name:                                      Name:
     -------------------------------            -------------------------------
Title:                                     Title:
     -------------------------------            -------------------------------

                                   Schedule 1

                           DuPont's Share of Revenues

                                                    CONSUMER              PROFESSIONAL
                                                    --------              ------------
1.   Advertising/Sponsorship                           [*]%               [*]% until DuPont
                                                                          recovers its out of
                                                                          pocket subscription fees
                                                                          less payments form Life
                                                                          Science partners; [*]%
                                                                          thereafter

2.   Carriage Fees                                     [*]%               [*]% Lounge and Library only

3.   Upsales on Services                               N/A                [*]% on net revenue

4.   e-Commerce

     a.  bought through WebMD                      [*]% of net            [*]% of net proceeds
                                                     proceeds
     b.  bought through DuPont                     [*]% of net            [*]% of net proceeds
                                                     proceeds
     c.  E*Trade payments to WebMD                 [*]% of net            [*]% of net proceeds
         based on commissions on                     revenue
         deposit accounts and
         securities trading commissions
         (the carriage fees element of
         the E*Trade relationship are
         covered in #2 above)


Notes

1. Revenue splits of advertising/sponsorship receipts shall be net of all direct third party vendor costs (e.g., DoubleClick commissions).

2. Revenues derived from portal agreement (e.g., CNN, Lycos, MSN) are applied [*]% to DuPont and [*]% to WebMD for the carriage fees paid until WebMD recovers the portal fees paid, and are then applied as shown above.

3. Revenue splits of e-commerce receipts shall be net of discounts, bad debts, returns and direct costs such as advertising, sales, product costs, distribution and other costs.


[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4. Consumer split is for 3 years on e-commerce, and non-pharmaceutical advertising, sponsorship and carriage, and 5 years on pharmaceutical advertising, sponsorship and carriage; professional split is for 5 years except as otherwise noted in 4.5 of this Agreement.

5. WebMD and DuPont will negotiate in good faith for amendments to the professional revenue split described above to accommodate proposals by third parties to sponsor additional physician subscribers to WebMD.